UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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One Liberty Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 14, 2011

        The annual meeting of stockholders of One Liberty Properties, Inc. will be held at our offices, located at Suite 303, 60 Cutter Mill Road, Great Neck, NY, on Tuesday, June 14, 2011 at 9:00 a.m. local time. We are holding the meeting for the following purposes:

  1.
  To elect four directors to hold office for a term expiring in 2014;

  2.
  To approve, by non-binding vote, executive compensation;

  3.
  To recommend, by non-binding vote, the frequency of future non-binding votes on executive compensation;

  4.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011; and

  5.
  To transact any other business properly brought before the meeting.

        Holders of record of our common stock at the close of business on April 15, 2011 are entitled to notice of the annual meeting and to vote at the meeting and any adjournment thereof.

        To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors
Mark H. Lundy, Secretary

Dated: May 2, 2011

        We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.

PROXY STATEMENT

 GENERAL

        Our board of directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2011 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY on June 14, 2011 at 9:00 a.m., local time. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.

        The mailing address of our principal executive offices is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021. We are first sending the proxy materials on or about May 3, 2011 to persons who were stockholders at the close of business on April 15, 2010, the record date for the meeting.

        All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is revoked before the meeting.

        Our fiscal year begins on January 1 and ends on December 31. Reference in this proxy statement to the year 2010 or fiscal 2010 refers to the twelve month period from January 1, 2010 through December 31, 2010.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q: What is the purpose of the annual meeting?

A: At our annual meeting, stockholders will vote on the following matters:

  •
  election of four directors (Charles Biederman, James J. Burns, Patrick J. Callan, Jr., and Louis P. Karol) to hold office until the 2014 annual meeting;

  •
  a non-binding advisory vote on executive compensation;

  •
  a non-binding advisory vote on the frequency of non-binding votes on executive compensation;

  •
  ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011; and

  •
  such other matters as may properly come before the meeting.

Q: Who is entitled to vote?

A: We are mailing this proxy statement on or about May 3, 2011 to our stockholders of record on April 15, 2011. The record date was established by our board of directors. Stockholders as of the close of business on the record date of April 15, 2011 are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock is entitled to one vote. As of the record date, there were outstanding and entitled to vote at the meeting 14,429,381 shares of our common stock.

Q: How do I vote?

A: If you are a stockholder of record on April 15, 2011 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a bank, broker or other nominee (i.e., in "street name") and if you wish to vote in person at the annual meeting, you must contact the nominee to obtain evidence of your ownership of our common stock as of the record date. If you hold your shares directly (i.e., the share certificate or certificates representing your shares are registered in your name), you may complete, sign and date the accompanying proxy card and return it in the prepaid envelope, and your shares will be voted according to your instructions.

        If you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card in favor of the four nominees for election as directors in favor of the approval of the non-binding resolution on executive compensation, in favor of three years as the frequency of the non-binding vote on executive compensation, in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, and as the proxy holders may determine in their discretion with respect to other matters that properly come before the meeting. Registered holders (those who hold shares directly rather than through a bank or broker) can simplify their voting by calling 1-800-PROXIES (776-9437) or by accessing the internet website www.voteproxy.com. Telephone voting information and internet voting information is provided on the proxy card. The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., local time, on June 13, 2011. You should be aware that if you vote over the internet you may incur costs, such as telephone and internet access charges, for which you will be responsible. If you vote by telephone or via the internet, it is not necessary to return your proxy card. If you attend the meeting, you may deliver your completed proxy or vote in person.

        If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company LLC, our transfer agent.

Q: Who will count the vote?

A: A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Q: Can I revoke my proxy before it is exercised?

A: If you hold stock directly in your name, you may revoke a proxy at any time before it is voted at the annual meeting with a later dated, properly executed proxy (including an internet or telephone vote), or a written revocation delivered to our Secretary. The proxy holders' powers may also be suspended if you attend the meeting and notify our Secretary at the meeting that you would like to change your vote or vote in person. If your stock is held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee's procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

Q: What constitutes a quorum?

A: A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 7,214,691 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.

Q: How many votes does it take to approve the items to be voted upon?

A: The vote of a plurality of all of the votes cast at the meeting is necessary for the election of directors. The four individuals receiving the highest number of affirmative votes will be elected directors. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

        The affirmative vote of a majority of all of the votes cast at the meeting is required for approval of the proposals relating to the advisory vote on executive compensation and the vote to ratify the selection of Ernst & Young LLP. For purposes of the advisory vote on the executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. For the purposes of the vote on the selection of Ernst & Young LLP, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

        The option of one year, two years or three years that receives a majority of all the votes cast at a meeting will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. In either case, this vote is advisory and not binding on the Board or the Company in any way, and the Board may determine that it is in the best interests of the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

Q: Who is soliciting my vote and who pays the cost?

A: Our board of directors is soliciting votes for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained Phoenix Advisory Partners for a fee of $4,500, plus reasonable out of pocket expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

        We are sending only one proxy statement to eligible stockholders who share a single address, unless we received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Investor Relations, by emailing us at simeonb@1liberty.com, or by calling us at 516-466-3100, and we will promptly deliver to the stockholder the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Q: When are stockholder proposals due for the year 2012 Annual Meeting?

A: If a stockholder wants a proposal to be included in our proxy statement for the 2012 annual meeting of stockholders, the proposal, in writing and addressed to our Secretary, must be received by us no later than January 3, 2012. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

        For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead intended to be presented directly at the 2012 annual meeting, rules and regulations promulgated by the United States Securities and Exchange Commission permit us to exercise discretionary voting authority to the extent conferred by proxy if we:

  •
  receive notice of the proposal before March 18, 2012, and advise stockholders in the 2012 proxy statement of the nature of the proposal and how management intends to vote on such matter; or

  •
  do not receive notice of the proposal before March 18, 2012.

        Notices of intention to present proposals at our 2012 annual meeting should be submitted in writing and addressed to our Secretary.

Q: What other information about One Liberty is available?

A: Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.onelibertyproperties.com. Our Annual Report to Stockholders accompanies this proxy statement.

GOVERNANCE OF THE COMPANY

General

        Pursuant to the Maryland General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of our board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

        The board has three standing committees: audit, compensation and nominating and corporate governance:

  •
  The audit committee, the members of which in 2010 were Charles Biederman (through April 22, 2010), James J. Burns and Joseph A. DeLuca. On April 23, 2010, Eugene I. Zuriff replaced Mr. Biederman as a member of the audit committee;

  •
  The compensation committee, the members of which were Charles Biederman (through April 22, 2010), J. Robert Lovejoy and Eugene I. Zuriff. On April 23, 2010, James J. Burns replaced Mr. Biederman as a member of the compensation committee; and

  •
  The nominating and corporate governance committee, the members of which were Joseph A. Amato (through June 13, 2010), James J. Burns and Eugene I. Zuriff. On June 14, 2010, Mr. Louis P. Karol replaced Mr. Amato as a member of the nominating and corporate governance committee.

        The board reviews director independence annually and bases its independence determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships and discussions with the directors. To be considered independent, a director must not have a material relationship with us that could interfere with a director's independent judgment and must be "independent" pursuant to the New York Stock Exchange listing standards.

        In 2011, the board, in its consideration of director independence, affirmatively determined that each of Joseph A. Amato, James J. Burns, Joseph A. DeLuca, Louis P. Karol, J. Robert Lovejoy and Eugene I. Zuriff are independent.

        Our board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and function of the board. You can find each charter and the corporate governance guidelines by accessing the corporate governance section of our website at: www.onelibertyproperties.com/corporate_ governance. You may also obtain, without charge, a copy of each charter and the corporate governance guidelines by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary.

        During 2010, the board held four meetings. All of the directors attended at least 75% of the total number of meetings of the board of directors and the board committees of which such director was a member.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics, as amended and restated, that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. The code of business conduct and ethics applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code of business conduct and ethics covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock

Exchange. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The code of business conduct and ethics, as amended and restated, is available at the corporate governance section of our website at www.onelibertyproperties.com/corporate_ governance and a copy may be obtained, without charge, by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Secretary. During 2010, there were no amendments to the code of business conduct and ethics and no waivers of the provisions of the code of business conduct and ethics with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code of business conduct and ethics, as amended and restated, on our website.

Risk Oversight

        Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our compensation committee oversees risks relating to renumeration of our officers, and our nominating and corporate governance committee oversees corporate governance risks.

        At each quarterly meeting of the audit committee, a portion of the meeting is devoted to reviewing tenant credit risks, issues related to tenant matters and property operations which might have a material adverse impact on current or future operations, the status of issues previously considered by the audit committee with respect to tenant matters or property operations, liquidity risks, management of debt maturities and, as required, the audit committee reviews risks arising from related party transactions and compliance with debt covenants. In addition, at each meeting of the audit committee, the chief financial officer of the company, as well as the accounting firm performing the independent audit function on behalf of the company, report to the committee with respect to compliance with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

        At each meeting of the board of directors, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the audit committee.

        Our compensation committee monitors risks associated with our compensation structure. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

Leadership Structure

        Our company is led by Fredric H. Gould, chairman of our board, and Patrick J. Callan, Jr., president and chief executive officer. Although the board of directors has not established a policy on whether the role of the chairman and chief executive officer should be separated, the board of directors believes this is the most appropriate structure at this time because it makes the best use of the abilities of Mr. Fredric H. Gould and Mr. Callan. The board does not believe that its risk oversight activities have any effect on the board's leadership structure.

Non-Management Directors Executive Sessions

        In accordance with New York Stock Exchange Listing Standards, our non-management directors meet at regularly scheduled executive sessions without management. Non-management directors are all those directors who are neither officers or employees of ours. The board of directors does not designate a "Lead Director" or a single director to preside at executive sessions. Generally, the person who presides over executive sessions of non-management directors is a committee chairman and the director who presides over executive sessions is rotated, to the extent practicable, among the chairmen of the board's committees.

Committees of the Board of Directors

Audit Committee

        The audit committee charter requires that the audit committee be comprised of at least three members, all of whom are independent directors and at least one of whom is an "audit committee financial expert." All of the members of our audit committee were independent under the applicable provision of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange Listing Standards during their service on audit committee. All members of the audit committee are financially literate and James J. Burns, the chairman of the audit committee, also qualifies as an audit committee financial expert.

        The audit committee is responsible for assisting the board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm. The audit committee held six meetings in 2010.

Compensation Committee

        The compensation committee charter requires that the compensation committee be comprised of at least three members, all of whom are independent directors. All of the members of our compensation committee were independent during their service on the compensation committee. The compensation committee held two meetings in 2010. The compensation committee recommends the base salary, annual bonus and stock awards to our full-time officers and to our board of directors and recommends awards under our 2009 Incentive Plan.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee charter requires that the nominating and corporate governance committee be comprised of at least three directors, all of whom are independent directors. All of the members of the nominating and corporate governance committee were independent during their service on the nominating and corporate governance committee. The nominating and corporate governance committee met acted by consent one time in 2010. The responsibilities of the nominating and corporate governance committee include recommending a slate of directors for election to the board of directors at the annual stockholders' meeting, recommending committee assignments to the board of directors, identification and recommendation of candidates to fill vacancies on the board of directors between annual stockholder meetings, proposing, monitoring and recommending changes to the company's corporate governance guidelines and overseeing the evaluation of the board of directors and its effectiveness.

Director Qualifications

        The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating and corporate governance committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly, and should be willing and able to devote the required amount of time to our business.

        When considering candidates for director, the nominating and corporate governance committee will take into account a number of factors, including the following:

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  Independence from management;

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  Whether the candidate has relevant business experience;

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  Judgment, skill, integrity and reputation;

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  Financial and accounting background, to enable the nominating and corporate governance committee to determine whether the candidate would be suitable for audit committee membership;

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  Executive compensation background, to enable the nominating and corporate governance committee to determine whether the candidate would be suitable for compensation committee membership; and

  •
  The size and composition of the existing board.

        The nominating and corporate governance committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Secretary and include:

  •
  A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating and corporate governance committee;

  •
  The name of and contact information of the candidate;

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  A detailed statement of the candidate's business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;

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  Information regarding each of the factors listed above sufficient to enable the nominating and corporate governance committee to evaluate the candidate;

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  A statement detailing any relationship between the candidate and any of our competitors;

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  Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

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  A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

        When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from management, incumbent directors and others. The committee or its chairman will interview a candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management.

        The committee generally intends to recommend that the Board nominate incumbent directors whom the committee believes will continue to make important contributions to the company, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure, while contributing to the Board's ability to work as a collective body.

 Independence of Directors

        Our board of directors employs the New York Stock Exchange director independence standards currently in effect, in determining whether a relationship is material and thus would disqualify such director from being independent. These standards provide as follows:

  •
  No director of ours qualifies as "independent" unless the board affirmatively determines that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

  •
  A director who is an employee, or whose immediate family member is an executive officer, of the company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

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  A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 in any twelve-month period;

  •
  A director who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a director who is a current employee of our internal or external auditor, a director who has an immediate family member who is a current employee of our internal or external auditor and who participates in our audit, assurance or tax compliance (but not tax planning) or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time, can not be considered independent;

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries' present executives serve on that company's compensation committee is not "independent" until three years after the end of such service or the employment relationship; and

  •
  A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not "independent" until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

Compensation Committee Interlocks and Insider Participation

        During 2009 and through April 22, 2010, Eugene I. Zuriff, J. Robert Lovejoy and Charles Biederman served on our compensation committee. On April 23, 2010, James J. Burns replaced Mr. Biederman as a member of the compensation committee. None of the compensation committee members were ever officers or employees of our company. While serving on the committee, these members were independent directors pursuant to applicable New York Stock Exchange Listing Standards, and none had any relationship requiring disclosure by us under any paragraph of Item 404 (Transaction with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.

 Communications with Directors

        Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:

  One Liberty Properties, Inc.
  Suite 303
  60 Cutter Mill Road
  Great Neck, New York 11021
  Attention: Secretary

        The Secretary will:

  •
  Forward the communication to the director or directors to whom it is addressed;

  •
  Attempt to handle the inquiry directly; for example where it is a request for information about the company or it is a stock-related matter; or

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  Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

        In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to "Non-Management Directors" at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Director Attendance at Annual Meetings of Stockholders

        We encourage our directors to attend the annual meeting of stockholders. Last year, all of the individuals then serving as directors attended our annual meeting of stockholders.

Compensation of Directors

        Non-management members of our board of directors are paid an annual retainer of $20,000. In addition to regular board fees, each member of the audit committee is paid an annual retainer of $5,000, the chairman of the audit committee is paid an additional annual retainer of $9,500, the chairman of the compensation committee is paid an additional annual retainer of $2,000 and each member of the compensation committee and the nominating and corporate governance committee is paid an annual retainer of $3,000. Each non-management director is also paid $1,000 for each board and committee meeting attended in person and $500 for each meeting attended by telephone conference, except for audit committee members who are paid $1,000 for each audit committee meeting attended, whether in person or by telephone conference. Historically, the compensation committee has recommended and the Board has awarded restricted shares every year to each non-management director. Because restricted shares were awarded to non-management directors on two occasions in 2009 (as determined for financial statement reporting purposes), no restricted shares were awarded in 2010 other than 875 shares awarded to Louis P. Karol.

 Director Compensation—2010

        Our directors received the following aggregate amounts of compensation for 2010:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)(4)		Total ($)
Joseph A. Amato	24,250	—		9,833		34,083
Charles Biederman	28,000	—		12,293		40,293
James J. Burns	52,750	—		12,293		65,043
Joseph A. DeLuca	36,500	—		12,293		48,793
Jeffrey A. Gould	—	62,130	(5)	92,742	(6)	154,872
Matthew J. Gould	—	62,130	(5)	64,842	(6)	126,972
J. Robert Lovejoy	29,500	—		9,833		39,333
Louis P. Karol	20,250	12,810	(7)	551		33,611
Eugene I. Zuriff	44,698	—		9,533		54,231

(1)
The compensation received by Fredric H. Gould, chairman of the board and Patrick J. Callan, Jr., president, chief executive officer and a director, is set forth in the Summary Compensation Table and is not included in this table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould and Matthew J. Gould.

(2)
Includes all fees earned for services as a director, including annual retainer fees, committee and committee chairman fees and meeting fees. Each non-management member of the board of directors is entitled to reimbursement of travel and expenses incurred in connection with attendance at board of directors and committee meetings. The reimbursement amounts are not included in this table.

(3)
Excludes 1,750 shares of restricted stock granted to each such director (other than Matthew J. Gould and Jeffrey A. Gould, who each was granted 4,700 shares of restricted stock in their capacity as an officer) effective as of February 26, 2010, inasmuch as such shares were, for financial statement reporting purposes, deemed to be issued in 2009 and were previously reported in this table in our proxy statement for our 2010 annual meeting of stockholders.

(4)
Includes dividends declared in 2010 on unvested restricted shares awarded under our 2003 Incentive Plan and 2009 Incentive Plan.

(5)
On September 14, 2010, we awarded this person 14,286 restricted stock units. Assuming continued employment the underlying shares vest on July 1, 2017, subject to the satisfaction of specified market or performance conditions. The award was granted to this person in his capacity as an executive officer. This amount reflects the aggregate grant date fair value calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding assumed forfeitures. See "Grant of Plan Based Awards During 2010" for a description of these restricted stock units.

(6)
Includes compensation of $66,660 and $38,760 received in 2010 by Jeffrey A. Gould and Matthew J. Gould, respectively, representing 48% of the total compensation of $138,875 and $80,750 received by them, respectively, from Majestic Property Management Corp., an entity wholly owned by Fredric H. Gould, which performs services on our behalf and which received 48% of its 2010 revenues from us. See "Certain Relationships and Related Transactions."

(7)
On July 1, 2010, we awarded 875 shares of restricted stock to this director. The grant date fair value of this award was $14.64 per share.

        The table below shows the aggregate number of outstanding shares of our unvested restricted stock and restricted stock units held by each director at December 31, 2010:

Name(1)	Unvested Restricted Stock (#)	Unvested Restricted Stock Units (#)	Market Value of Unvested Restricted Stock and Restricted Stock Units ($)(2)
Joseph A. Amato	7,750	—	129,425
Charles Biederman	9,750	—	162,825
James J. Burns	9,750	—	162,825
Joseph A. DeLuca	9,750	—	162,825
Jeffrey A. Gould	20,400	14,286	579,256
Matthew J. Gould	20,400	14,286	579,256
J. Robert Lovejoy	7,750	—	129,425
Louis P. Karol	875	—	14,613
Eugene I. Zuriff	7,750	—	129,425

(1)
The outstanding restricted stock units and shares of restricted stock held by Fredric H. Gould and Patrick J. Callan, Jr., are set forth in the "Outstanding Equity Awards At Fiscal Year End" table and are not included in the above table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould and Matthew J. Gould.

(2)
The closing price on the New York Stock Exchange on December 31, 2010 for a share of our common stock was $16.70.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

        The following table sets forth, as of the record date, information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name	Amount of Beneficial Ownership(1)	Percent of Class
Joseph A. Amato	15,674	*
Charles Biederman	11,500	*
James J. Burns	18,194	*
Patrick J. Callan, Jr.	56,063	*
Joseph A. DeLuca	16,837	*
Fredric H. Gould(3)(4)	1,979,140	13.7%
Jeffrey A. Gould(5)	226,178	1.6%
Matthew J. Gould (3)(6)	1,699,752	11.8%
Gould Investors L.P. (2)(3)	1,395,965	9.7%
David W. Kalish (7)	251,628	1.7%
Louis P. Karol	2,625	*
J. Robert Lovejoy(8)	24,890	*
Mark H. Lundy (9)	61,057	*
Lawrence G. Ricketts, Jr.	53,871	*
Eugene I. Zuriff	10,157	*
Directors and officers as a group (20 individuals)(3)(10)	3,273,152	22.7%

*
Less than 1%

(1)
Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days, whether upon the exercise of a stock option or otherwise. The percentage of beneficial ownership is based on 14,429,381 shares of common stock outstanding on April 29, 2011.

(2)
Address is 60 Cutter Mill Road, Great Neck, NY 11021.

(3)
Fredric H. Gould is sole stockholder, sole director and chairman of the board of the corporate managing general partner of Gould Investors L.P. and sole member of a limited liability company which is the other general partner of Gould Investors L.P. Matthew J. Gould is president of the corporate managing general partner of Gould Investors L.P. Fredric H. Gould and Matthew J. Gould have shared voting and dispositive power with respect to the shares owned by Gould Investors L.P. Accordingly, the shares owned by Gould Investors L.P. are included in the beneficial ownership of both Fredric H. Gould and Matthew J. Gould in the above table, but are only included once in the beneficial ownership set forth in the above table for the directors and officers as a group.

(4)
Includes 401,243 shares of common stock owned directly, 1,395,965 shares of common stock owned by Gould Investors L.P. and 181,932 shares of common stock owned by entities, pension trusts and a foundation over which he has sole or shared voting and dispositive power. Does not include 56,440 shares of common stock owned by his wife, as to which shares he disclaims any beneficial interest and over which his wife has sole voting and investment power.

(5)
Includes 199,109 shares of common stock owned directly, 13,092 shares of common stock owned as custodian for minor children (as to which shares he disclaims any beneficial interest) and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power.

(6)
Includes 248,587 shares of common stock owned directly, 41,223 shares of common stock owned as custodian for minor children (as to which shares he disclaims any beneficial interest), 1,395,965 shares of common stock owned by Gould Investors L.P. and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Does not include 4,093 shares of common stock owned by Mrs. Matthew J. Gould, as to which shares he disclaims any beneficial interest and over which she has sole voting and investment power.

(7)
Includes 75,211 shares of common stock owned directly, 3,167 shares of common stock owned by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Does not include 500 shares of common stock owned by his wife, as to which shares he disclaims any beneficial interest and over which she has sole voting and investment power.

(8)
Includes 24,890 shares of common stock owned directly and 110 shares of common stock owned as custodian for a minor child (as to which shares he disclaims any beneficial interest). Does not include 2,189 shares of common stock owned by his wife, and an aggregate of 220 shares owned by two other children as to which shares he disclaims any beneficial interest and over which such other person has sole voting and investment power.

(9)
Includes 60,685 shares of common stock owned directly and 1,258 shares of common stock owned as custodian for minor child (as to which shares he disclaims any beneficial interest).

(10)
This total is qualified by notes (3) through (9).

ELECTION OF DIRECTORS

(Proposal 1)

        Pursuant to our by-laws, as amended, the number of directors was fixed at eleven by our board of directors. The board is divided into three classes. Each class is elected to serve a three year term and is to be as equal in size as is possible, The classes are elected on a staggered basis. The terms of Charles Biederman, James J. Burns, Patrick J. Callan, Jr. and Louis P. Karol expire at the 2011 annual meeting. Each of them has been recommended to the board of directors by the nominating and corporate governance committee for election at the annual meeting. Seven other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

        It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.

        If any director is unable to serve his full term, the board, by majority vote of the directors then in office, may designate a substitute. Any director chosen by the board prior to the 2012 annual meeting of stockholders will hold office for a term expiring at the 2012 annual meeting of stockholders and until his successor is elected and qualifies.

Nominees for Election to serve until the 2014 Annual Meeting

        The following table sets forth information certain information regarding the nominees for director to hold office until the 2014 annual meeting of stockholders:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles Biederman 77 Years	Director since June 1989; Chairman from January 2008 to June 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from November 1994 to December 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from September 1994 to November 1998 and Vice Chairman of Sunstone Hotel Investors from January 1998 to November 1999. Mr. Biederman, a professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
James J. Burns 71 Years

Director since June 2000; Consultant (with continued primary responsibility for income tax reporting and compliance) since April 2009, Vice Chairman from March 2006 to March 2009 and Senior Vice President and Chief Financial Officer of Reis, Inc. and its predecessor, Wellsford Real Properties, Inc., from October 1999 to March 2006; Partner of Ernst & Young LLP, certified public accountants, and a predecessor firm from January 1977 to September 1999; Director and chairman of the audit committee of Cedar Shopping Centers, Inc., a real estate investment trust engaged in the ownership, development, management and leasing of retail properties, since 2001. Mr. Burns has been involved for more than 45 years in accounting and auditing issues, specializing since 1975 in the real estate industry. His experience as a certified public accountant, wealth of knowledge in financial and accounting matters and his involvement as an officer and director of, and as adviser to, real estate investment trusts, makes him valuable as the chairman of, and financial expert to, our audit committee, and an important component of our board of directors.

Patrick J. Callan, Jr. 48 Years

Director since June 2002; President of our company since January 2006 and Chief Executive Officer since January 2008; Senior Vice President of First Washington Realty, Inc. from March 2004 to November 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from May 1998 to March 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and our industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Louis P. Karol 53 Years

Director since April 2010; Partner of Karol Hausman & Sosnik, P.C., attorneys at law, a firm he founded in 1993, which focuses on estate and trust matters and tax planning. He has also represented entities and individuals in the acquisition and sale of real estate. Mr. Karol holds a masters degree in taxation from New York University School of Law and is admitted to practice in the United States Tax Court. His education and experience will be of benefit to our board in its deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CHARLES BIEDERMAN, JAMES J. BURNS, PATRICK J. CALLAN, JR. AND LOUIS P. KAROL AS DIRECTORS.

 Directors to continue in office until the 2012 Annual Meeting:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. DeLuca 65 Years	Director since June 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multi-family real estate debt and equity investment advisory and restructuring, since September 1998; Director of Capmark Bank, a commercial and multi-family real estate lender since February 2011; Member of Board of Managers of Wrightwood Capital LLC a private commercial real estate lender and investment manager since September 2010; Principal of MHD Capital Partners, LLC from March 2006 to June 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from June 1999 to June 2002; Head of Real Estate Finance of Chemical Bank and its successor, Chase Manhattan Bank, for approximately eight years, as Executive Vice President / Group Head at Chemical Bank from September 1990 through the 1996 merger with the Chase Manhattan Bank, and continuing as Managing Director / Group Head of the Chase Real Estate Finance Group through April 1998. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender's and borrower's perspectives, and property acquisitions and dispositions.
Fredric H. Gould 75 Years

Chairman of our board since June 1989, Chief Executive Officer from December 1999 to December 2001 and from July 2005 to December 2007; Chairman of Georgetown Partners, Inc., Managing General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership, since December 1997; Chairman of the board of BRT Realty Trust, a mortgage real estate investment trust, since 1984 and President of REIT Management Corp., adviser to BRT Realty Trust, since 1986; Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of industrial properties, since 1998. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for approximately 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as chairman of the board of our company, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our company's business and history makes him an important member of our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Eugene I. Zuriff 71 Years

Director since December 2005; Consultant to the restaurant industry since July 2010; Vice Chairman of PBS Real Estate LLC, real estate brokers, from March 2008 through July 2010; President of The Smith & Wollensky Restaurant Group, Inc., developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from May 2004 to October 2007; consultant to The Smith & Wollensky Restaurant Group, Inc., from February 1997 to May 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to October 2007; Director of Doral Federal Savings Bank from 2001 to July 2007 and Chairman of its audit committee from 2001 to July 2003. Mr. Zuriff's experience as president and a director of a publicly traded entity, as a director and chairman of the audit committee of a federal savings bank along with his experience in the real estate brokerage industry provide him with knowledge and experience that is important to our board in its deliberations.

Directors to continue in office until the 2013 Annual Meeting:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. Amato 75 Years	Director since June 1989; Real estate developer; Managing partner of the Kent Companies, owner, manager and developer of income producing real estate since 1970. Mr. Amato has been principally engaged in real estate development activities for more than 40 years, developing residential and commercial properties. In addition he has for many years owned and managed residential and commercial real estate. His activities have involved, among other things, land acquisition, infrastructure installation, building design, construction supervision, zoning, budgeting, negotiations with lending institutions and property sales. His broad experience has encompassed many aspects of real estate development and management and he brings his broad and varied experiences to our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 45 Years

Director since December 1999; Vice President of our company from 1989 to December 1999 and a Senior Vice President since December 1999; President and Chief Executive Officer of BRT Realty Trust since January 2002; President and Chief Operating Officer of BRT Realty Trust from March 1996 to December 2001; Trustee of BRT Realty Trust since 1997; Senior Vice President of Georgetown Partners,  Inc., since March 1996. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past fifteen years has been first as chief operating officer and then as chief executive officer of BRT Realty Trust, a real estate investment trust engaged in mortgage lending activities. In these capacities, he has operated a public REIT, dealt with many areas in the real estate field, including evaluation of real estate, and management and sale of real estate, and is highly qualified to serve as a member of our board of directors.

Matthew J. Gould 51 Years

Vice Chairman of our board since January 2011; Director since December 1999; President and Chief Executive Officer of our company from June 1989 to December 1999 and a Senior Vice President since December 1999; President of Georgetown Partners, Inc. since 1996; Senior Vice President of BRT Realty Trust since 1993 and Trustee since June 2004 and from March 2001 to March 2004; Vice President of REIT Management Corp. since 1986. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. Matthew J. Gould served as our president and chief executive officer for ten years and has served as one of our senior vice presidents since he relinquished the CEO position in 1999 to become chief executive officer of Georgetown Partners, Inc., the managing general partner of Gould Investors L.P. In addition to his general knowledge of real estate maters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in mortgage financing and real estate management, activities in which he is frequently involved. His experience as a real estate executive is a valuable asset to our board of directors in its deliberations.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
J. Robert Lovejoy 66 Years

Director since June 2004; Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services regarding strategy and finance to corporate, investment and financial clients; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from December 2009 through December 2010; Managing Director of Groton Partners, LLC, merchant bankers, from January 2006 to December 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from January 2000 to December 2005; a Managing Director of Lazard Freres & Co. LLC and a General Partner of Lazard's predecessor partnership for over 15 years prior to January 2000; Director of Orient-Express Hotels Ltd. since 2000 and currently a member of its audit committee; Orient-Express Hotels announced in March 2011 that Mr. Lovejoy is expected to become the Chairman of its Board of Directors following its next annual meeting of stockholders. Mr. Lovejoy, an attorney, has extensive experience in investment and merchant banking and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His exposure to these areas makes him a valued member of our board of directors.

PROPOSAL 2

ADVISORY APPROVAL OF
COMPENSATION OF EXECUTIVES

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider our stockholders' concerns and take them into account in future determinations concerning our executive compensation program. The Directors recommends that you indicate your support for the Company's compensation policies and procedures for its named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a stockholder vote at the 2011 Annual Meeting:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the One Liberty Properties, Inc. 2011 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and accompanying compensation tables and related information disclosed in the Executive Compensation section of such proxy statement)."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY
AT WHICH WE WILL SEEK STOCKHOLDER ADVISORY
VOTES ON EXECUTIVE COMPENSATION

        In addition to requesting the stockholder advisory approval of the executive compensation program, the Dodd-Frank Act also requires that once every six years we seek shareholder approval of how often we will seek advisory approval of executive compensation. The Dodd-Frank Act requires that we present every one, two or three years, or abstain as alternatives for stockholders.

        The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

  •
  the elements of our executive compensation program should not change in a significant manner from year to year;

  •
  stockholders have various methods of providing feedback on executive compensation matters even in years in which there is no advisory vote on executive compensation—for example, by communicating directly with the Board, as discussed under "Governance of our Company—Communications with Directors;"

  •
  a three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation programs.

        Although the vote on this proposal is advisory and non-binding, the Board will carefully consider the voting results. The alternative (i.e., one year, two years, or three years) that receives the most votes will be deemed approved by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF EVERY THREE YEARS FOR THE FREQUENCY AT WHICH WE WILL PRESENT TO STOCKHOLDERS AN ADVISORY VOTE ON COMPENSATION OF EXECUTIVES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 4)

General

        The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Audit and Other Fees

        The following table presents the fees for professional audit services billed by Ernst & Young LLP for the audit of our annual consolidated financial statements for 2010 and 2009, and fees billed for other services rendered to us by Ernst & Young LLP for each of such years:

	2010	2009
Audit fees(1)	$590,608	$439,714
Audit-related fees(2)	45,000	—
Tax fees(3)	19,848	10,000
All other fees	—	—

Total fees	$655,456	$449,714

    (1)
    Includes fees for the audit of our annual consolidated financial statements, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The 2010 audit fees include (a) services rendered in connection with a contemplated public offering and a registration statement filed with the Securities and Exchange Commission, (b) the review of our long-term incentive plan and (c) purchase price allocations relating to property acquisitions in 2010.

    (2)
    Audit-related fees include fees for audits performed for significant property acquisitions.

    (3)
    Tax fees consist of fees for tax advice, tax compliance and tax planning.

        The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policy for Audit and Non-Audit Services

        The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.

        In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2010 and 2009.

Approval Process

        Annually, the audit committee reviews the audit scope for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.

        Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

        The audit committee of the board of directors is comprised of three independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors has reviewed Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards definition of independence for audit committee members and has determined that each member of the audit committee was independent during his service on the committee.

        The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

        The audit committee met on six occasions in 2010. In performing its functions, the audit committee:

  •
  met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on the company's behalf;

  •
  discussed with the independent registered public accounting firm the overall scope and plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;

  •
  obtained representations from management to the effect that the year-end consolidated financial statements were prepared in accordance with generally accepted accounting principles;

  •
  was advised by the independent registered public accounting firm that it would render as unqualified opinion with respect to the year-end consolidated financial statements;

  •
  reviewed and discussed the year end consolidated financial statements with management and the independent registered public accounting firm;

  •
  discussed the Company's internal control procedures and their evaluation of the internal controls with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;

  •
  reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;

  •
  reviewed the unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and reviewed the scope of quarterly earnings press release;

  •
  discussed with the independent registered public accounting firm matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Communication with Audit Committee);

  •
  discussed with the independent registered public accounting firm, the registered public accounting firm's independence from the Company and management, and received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

  •
  reviewed and approved the independent registered public accounting firm's fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm's independence and concluded that it was compatible.

        The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of the company's financial reporting.

        Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2010 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

        The audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2011 after reviewing the firm's performance in 2010 and its independence from us and management.

Respectfully submitted.
James J. Burns Joseph A. DeLuca Eugene I. Zuriff

EXECUTIVE COMPENSATION

Highlights

        The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

  •
  the compensation we pay our full-time named executive officers is generally related (though, with the exception of restricted stock units, not formulaically tied to) our performance. Specifically

  -
  our total revenues, funds from operations and net income in 2009 increased by approximately 14%, 67% and 301%, respectively from 2008. We took such results into account in increasing Messrs. Callan and Rickett's 2010 base salary by 3.8% and 5%, respectively, and in increasing the cash bonus paid in 2010 to Mr. Callan (reflecting services performed in 2009) by 11.1% from 2009.

  -
  in awarding Messrs. Callan and Ricketts a 10% and 16.7% increase, respectively, in their bonus for 2010 (which are to be paid in 2011) we took into account, among other things, the approximate 90% increase in our stock price in 2010 and the 14 properties we acquired in 2010 for an aggregate of approximately $72.3 million.

  •
  all of our executive officers are employees at will—none of our officers have employment agreements;

  •
  there are no severance or similar arrangements for our executive officers, other than the accelerated vesting of shares of restricted stock and restricted stock units ("RSU's") upon death, disability, retirement or a change of control;

  •
  there are no excise tax gross ups or similar arrangements for our executive officers;

  •
  the RSU's awarded to our executive officers vest (assuming continued service) on a "cliff-vesting" basis approximately seven years after the grant date and only if, and to the extent that, performance or market conditions are satisfied;

  •
  the shares of restricted stock awarded to our executive officers vest (assuming continued service) approximately five years after the grant date on a "cliff-vesting" basis; and

  •
  though we do not have a formal policy requiring a minimum level of stock ownership, our executive officers and directors own beneficially in the aggregate approximately 3.27 million shares or 22.7% of our outstanding shares.

Compensation Discussion and Analysis

        This compensation discussion and analysis describes our compensation objectives, policies and decisions as applied to the compensation provided by us in 2010 to our named executive officers. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of the executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman of our board, and recommends the annual fees paid by us pursuant to a compensation and services agreement to Majestic Property Management Corp., an affiliated entity ("Majestic), which results in the payment by Majestic of compensation to our part-time officers, including Fredric H.

Gould, David W. Kalish and Mark H. Lundy. Majestic is wholly-owned by Fredric H. Gould, the chairman of our board.

Background

        We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. The officers who devote their full business time to our affairs are compensated directly and solely by us. Prior to 2007, the basic compensation (base salary, bonus, if any, and perquisites) of certain of our part-time officers, who primarily provided legal and accounting services to us, was allocated to us pursuant to a shared services agreement, and certain officers received compensation from Majestic, whose gross revenues included fees paid by us for services (described below) performed on our behalf by Majestic. All of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive annual restricted stock awards recommended by the compensation committee and approved by the board of directors.

        In 2006, in connection with a review of our allocation methods and our related party transactions, our audit committee recommended to our compensation committee and board of directors a change in the manner in which compensation is paid to those officers (and employees) who perform services for us on a part-time basis, as well as a change in the manner in which any affiliated entity, primarily Majestic, is compensated for services performed on our behalf. The services provided by Majestic to us include billing and collection of rent and additional rent, property management services, property acquisition review and analysis, tenant default issues, sales and lease consulting and brokerage services, consulting services with respect to mortgage financings and construction supervisory services. These changes to simplify our compensation structure were recommended to, limit the need for the audit committee, the internal auditor and the independent auditor to review the allocations and limit potential conflict issues which may arise as a result of related party transactions. The audit committee, the compensation committee and the board of directors were of the opinion that it was desirable for us to maintain the services of those officers who perform services for us on a part-time basis, as well as the services of Majestic.

        To effectuate our audit committee's recommendation, we entered into a compensation and services agreement with Majestic, effective as of January 1, 2007, under which Majestic assumed our obligations to make payments under the shared services agreement and agreed to provide to us the services of all personnel (including executive, administrative, legal, accounting and clerical personnel) that had previously been utilized by us on a part-time basis and for which we had paid, as reimbursement, an allocated portion of the payroll expenses of such personnel. Since Majestic now provides such personnel for us, we no longer incur any allocated payroll expense and the payroll expense of such executives and part-time employees is allocated to Majestic. Under the terms of the compensation and services agreement, Majestic also agreed to continue to provide to us the services that it provided to us in the past. In consideration for providing services and the services of such personnel, we agreed to pay to Majestic a fee of $2,225,000 for 2010. Majestic may earn a profit from payments made to it under the agreement. Majestic credits against the fee due to it from us and any management or other fees received by it from any of our joint ventures (except for fees paid by the tenant-in-common from us on a property located in Los Angeles, CA). In addition, under this agreement, we agreed to pay the chairman of our board $250,000 per annum and to make an additional payment to Majestic of $175,000 in 2010 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of annual payments to be made by us to Majestic under the compensation and services agreement are negotiated annually by our audit committee and Majestic and at other times as may be determined by our audit committee. Historically, our full-time and part-time executive officers have also been granted equity awards. See "Executive Compensation—Analysis—Long-term Equity and Equity Incentive Awards."

  Named Executive Officers

        During 2010, our named executive officers were Patrick J. Callan, Jr., president and chief executive officer and Lawrence G. Ricketts, Jr., executive vice president and chief operating officer, both of whom devote their full time to our affairs, and Fredric H. Gould, chairman of our board, David W. Kalish, a senior vice president and chief financial officer, and Mark H. Lundy, a senior vice president and secretary, who devote time to our affairs on a part-time basis.

Objectives of our Compensation Program

        A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to such officers is fair and competitive. The compensation committee believes that relying on this principle will permit us to retain and motivate these officers. With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to fully meet our needs and fully perform their duties on our behalf. The compensation committee is of the opinion that our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively on our behalf. The compensation committee is also of the opinion that utilizing the services of various senior officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford.

        We have historically experienced an extremely low level of officer and employee turnover. Fredric H. Gould, David W. Kalish and Mark H. Lundy each has been an officer with us for over 20 years and Lawrence G. Ricketts, Jr. has been employed by us for approximately twelve years. Patrick J. Callan, Jr. has been a member of our board of directors for seven years, our president for over four years and our chief executive officer for over three years.

Compensation Setting Process

  Full-time Officers

        Our compensation committee refers to the compensation survey prepared for the National Association of Real Estate Investment Trusts (NAREIT) to understand the base salary, bonus, long-term incentives and total compensation paid by other REITs to their officers to assist it in providing a fair and competitive compensation package to our full-time officers. Although there are many REITs engaged in the ownership and management of real estate, there are few equity REITs which have a market capitalization comparable to ours. As a result, the NAREIT compensation survey, although informative, does not provide information which is directly applicable to us. We determine compensation for our full-time named executive officers on a case-by-case basis and our compensation decisions are subjective. Other than with respect to the RSU's, which are performance based awards issued in 2010, we do not use performance targets. See "Grant of Plan Based Awards for 2010."

        In determining compensation for 2010, the recommendations of Fredric H. Gould, chairman of our board, played a significant role in the compensation- setting process since, as chairman of the board, he was aware of each officer's duties and responsibilities and was most qualified to assess the level of each officer's performance. The chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer's compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the immediately preceding fiscal year, including total revenues, funds from operations, net income, dividends paid to stockholders, performance of our common stock and acquisition and financing activities were taken into consideration. None of these measures of performance was given more weight than any other. The chairman of the board and other senior officers also assessed each individual's performance in such year, which assessment was highly subjective. During this process, the chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for the 2010 calendar year, a bonus applicable to the 2009 calendar year and the number of shares of restricted stock to be awarded to each full-time named executive officer. At its annual compensation committee meeting, the compensation committee reviewed these recommendations. The compensation committee has discretion to accept, reject or modify the recommendations. The final recommendations by the compensation committee on compensation matters with respect to all officers was reported to the board of directors, which approved the recommendations of the committee.

  Part-time Officers

        We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership, operations and management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. Our chairman, in consultation with certain of our part-time senior officers, determines the base compensation, bonus, if any, and perquisites to be paid in the aggregate to our part-time officers by all entities which are provided services by such officers.

        Pursuant to the compensation and services agreement, Majestic assumed our obligations under the shared services agreement. Accordingly, in 2010, the portion of our part-time officers' compensation which would have been allocated to us in 2010 was allocated to Majestic. Our part-time officers, including our chairman, also receive compensation from other business entities, most of which are owned or controlled by our chairman for services rendered to such entities. The compensation committee is advised of such compensation.

  Compensation Consultant

        In October 2008, our compensation committee engaged an independent compensation consultant, FPL Associates L.P., a nationally recognized compensation consulting firm specializing in the real estate industry. In January, 2010, FPL Associates L.P. was engaged by the compensation committee to update certain of the information previously provided. The primary purpose of the initial engagement in October 2008 was for the compensation consultant to conduct a comprehensive benchmarking analysis for our senior executives. The purpose of the January 2010 retention was for the compensation consultant to update the benchmarking analysis for our president and chief executive officer and our executive vice president and chief operating officer. FPL Associates L.P. has no relationship with us or any of our affiliates, except that it was retained in 2008 and 2009 as the independent compensation consultant for BRT Realty Trust, which may be deemed an affiliate of ours.

        In connection with the benchmarking analysis, the compensation consultant and management discussed and agreed upon a methodology for determining the comparative peer groups. Based upon such discussions it was determined to use two peer groups as follows:

  •
  A Full-Time Peer Group; to be used for executives who dedicate all, or substantially all, of their business time to our affairs. The Full Time Peer Group includes public REITs active in the net lease space; public real estate companies comparable in size to us (measured by market and total capitalization); and/or public real estate companies located in New York. The Full Time

    Peer Group consists of eleven public real estate companies with a market capitalization which is generally larger than our capitalization. The compensation consultant noted in its report to the compensation committee that none of the specific peer group companies are a perfect match to us, due to our small size position among our most direct peers.

  •
  A Shared Peer Group; to be used for executives who dedicate a portion of their business time to our affairs and who also dedicate time to affiliated companies. The Shared Peer Group has characteristics similar to the Full Time Peer Group but also includes public REITs focused on the debt side of the real estate business and consists of six public equity REITs and six public debt REITs that are comparable to us in terms of focus, size and/or geographic location. The market capitalization of the peer group companies is generally larger than our capitalization.

  •
  The following is the full-time peer group companies used by the consultant:

Agree Realty Corporation	National Retail Properties, Inc.
AmReit	Ramco-Gershenson Properties Trust
CapLease, Inc.	Realty Income Corporation
Getty Realty Corp.	Urstadt Biddle Properties, Inc.
Lexington Realty Trust	W.P. Carey & Co. LLC.
Lodgian, Inc.
  •
  The following is the shared peer group companies used by the consultant:

CapLease, Inc.	Arbor Realty Trust, Inc.
Cousins Properties Incorporated	CapitalTrust, Inc.
Getty Realty Corp.	iStar Financial Inc.
Lexington Realty Trust	New York Mortgage Trust, Inc.
Urstadt Biddle Properties, Inc.	NorthStar Realty Financing Corp.
W.P. Carey and Co. LLC	RAIT Financial Trust.

        Since the total compensation of part-time named executive officers declined in 2009, as compared to 2008, the compensation committee did not deem it necessary to engage the compensation consultant to update the benchmarking analysis for its part-time executive officers. However, it was deemed appropriate to go through the process as it relates to our full-time senior executives to determine if the compensation paid to them in 2009 and base salary established for 2010 was fair and reasonable and to determine if any adjustments were necessary. In reviewing the compensation paid to our president and chief executive officer and to our executive vice president and chief operating officer in 2009, the consultant focused on the 25th percentile and the median as the appropriate market range. The consultant concluded that on an absolute compensation basis, and considering the "market range" used by it, the two senior full-time executives' compensation appears to be generally "in line" with market.

        The compensation consultant further advised that the compensation mix is weighted more heavily toward cash compensation compared to market and that the long-term incentive component lags the market. Effective July 1, 2010, the compensation committee and the Board of Directors adopted a long-term performance based equity incentive program which the committee believed was necessary in order for its executive compensation program to be competitive.

        The benchmarking analysis performed by the compensation consultant and the consultant's use of the 25th percentile and the median as the market comparison in its findings is used by the compensation committee as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards, but is only one input in the compensation process. The company's performance, both on an absolute basis and in comparison to its direct and indirect competition (taking into account economic and general business conditions), and each executive's performance, tenure and experience is taken into consideration in arriving at the executive's compensation, which may result in whether the executive is paid below, at, or above the percentile used by the compensation consultant in its benchmarking analysis.

Components of Executive Compensation

  Full-time Officers

        The principal elements of our compensation program for our full-time officers are:

  •
  base salary;

  •
  annual bonus;

  •
  long-term equity in the form of restricted stock and long-term equity incentives in the form of RSU's; and

  •
  special benefits and perquisites (i.e., additional disability insurance, an automobile allowance and automobile maintenance and repairs).

        Base salary and annual bonus are cash-based, while long-term equity and long-term equity incentives consists of restricted stock awards and RSU's. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation.

  Part-time Officers

        In 2010, except for the $250,000 annual compensation we paid to the chairman of our board pursuant to the compensation and services agreement, the only form of direct compensation we provided to our part-time officers was the granting of long-term equity in the form of restricted stock awards and long-term equity incentives in the form of RSU's. For services rendered to us, our part-time officers are compensated by Majestic, which was paid a fee of $2,225,000 (excluding $175,000 as reimbursement for our share of direct office expenses) in 2010 pursuant to the compensation and services agreement.

  Base Salary

        Base salary is the basic, least variable form of compensation for the job an officer performs and provides each officer with a guaranteed monthly income.

        Full-time Officers:    Base salaries of full-time officers are targeted to be competitive with the salaries paid to officers at other REITs with a market capitalization similar to ours. Any increase in base salary is determined on a case by case basis, is not formula based and is based upon, among other considerations (i) our performance in the preceding year, (ii) such officer's current base salary, (iii) amounts paid by other REITs for officers performing substantially similar functions, (iv) years of service, (v) current job responsibilities, (vi) the individual's performance and (vii) the recommendation of the chairman of the board and other senior executive officers.

        Part-time Officers:    The portion of our part-time officers' base salary, which would have been allocated to us in 2010 pursuant to the shared services agreement, has been assumed by Majestic pursuant to the compensation and services agreement and is paid by Majestic. Since the annual fee paid to Majestic is approved by the compensation committee and the board of directors, the compensation committee does not approve the base salaries of our part-time officers.

  Bonus

        Full-time Officers:    We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our compensation committee. During the process, we considered our overall performance for the immediately preceding year, including rental revenues, funds from operations, net income, dividends paid to stockholders and the performance of our common stock. None of these measures of performance is given more weight than any other and they are used to provide an overall view of our performance for the preceding year. Once it has determined the annual bonus to be paid to each named executive officer, the compensation committee presents its recommendations to the board of directors for their approval.

        Part-time Officers:    The annual bonus, if any, to be paid to any part-time officer is the responsibility of Majestic pursuant to the compensation and services agreement. Since the annual fee paid to Majestic is approved by the compensation committee and the board of directors, the compensation committee does not review the bonus, if any, paid to part-time officers.

  Long-term Equity and Long-term Equity Incentive Awards

        We provide the opportunity for our full-time and part-time officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee, at its regularly scheduled annual meeting (usually held in December of each year) makes recommendations to our board of directors for the grant of equity awards for all our employees, including part-time officers and employees. In determining the long-term equity and long term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including our performance and individual performance. Existing stock ownership levels are not a factor in award determinations. All equity awards are granted under our stockholder approved 2009 Incentive Plan.

        In 2010, we issued RSU's for the first time. Each RSU entitles the recipient to one share of common stock upon vesting. The RSU's are not entitled to vote or to dividends until the underlying shares are issued. Assuming continued service, vesting occurs on June 30, 2017 if and to the extent pre-established market (i.e. total average annual stockholder return) or performance (i.e., average annual return on capital) conditions are met. Further, at least 50% of the shares that are issued pursuant to vested RSU's must be retained until 2020 and the shares may be subject to a "clawback" in the event of a restatement of the financial statements. We initiated the use of RSU's as an element of our long-term equity compensation program with the expectation that in light of the long vesting period and the need to satisfy market and/or financial performance conditions, these awards would further align the interests of our executive officers with our stockholders and reward long-term market and financial performance. See "Grant of Plan—Based Awards During 2010" for further information regarding the RSU's.

        We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSU's. We generally grant restricted stock awards which vest after five years of service and in 2010, also granted RSU's that vest after seven years of service if , and to the extent, specified performance or market conditions are met. The compensation committee generally believes that restricted stock awards and RSU's are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and, because before vesting, cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation. RSU's provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSU's align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

        We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information and in view of the five-year and seven-year "cliff" vesting requirements, we do not believe such a formal policy is necessary. Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on our company. The compensation committee concluded that while our compensation program takes into account the company's performance the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth.

  Executive Benefits and Perquisites

        Full-time Officers:    We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites are commonly provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees. For 2010, the benefits and perquisites we provided to our officers were a small percentage of the compensation provided by us to them.

        Part-time Officers:    Our chairman of the board, in consultation with certain part-time senior officers, determines the perquisites of our part-time officers. The portion of our part-time officers' perquisites, which was previously allocated to us is paid by Majestic in accordance with the compensation and services agreement. Since the fee we paid to Majestic was approved by the compensation committee and the board of directors, the compensation committee does not approve the perquisites of our part-time officers.

  Employment and Severance Agreements; Post Employment Benefits; Change of Control

        None of our officers or employees have employment or severance agreements with us. They are "at will" employees who serve at the pleasure of our board of directors.

        We do not provide for any post-employment benefits to our officers or employees other than the accelerated vesting of our restricted stock awards and RSU's. Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (with respect to restricted stock awarded pursuant to our 2009 Incentive Plan, having reached the age of 65 and worked for us for at least ten consecutive years), such person's shares of restricted stock vest fully and a pro-rata portion (giving effect to, among other things, the amount of time between the grant and the triggering event) of their RSU's will vest if and to the extent the applicable performance or market conditions are met as of June 30, 2017. In addition, upon a change of control, the (i) shares of restricted stock vest fully and (ii) the RSU's vest fully if such change occurs after June 30, 2015 and, if on or prior to June 30, 2015, a pro-rata portion (giving effect to, among other things, the amount of time between the grant and such event) vests, in each case, without regard to satisfaction of market or performance conditions. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if, (i) any person becomes the "beneficial owner" of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) the completion of a business combination or sale of all or substantially all of our assets or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.

        We provide for the partial vesting of RSU's (subject to the satisfaction of performance or market conditions at June 30, 2017) and full vesting of restricted stock awards upon death and disability, because these events are completely outside of the control of our executives and in such circumstance, we believe that it would be unfair for our executives to forfeit the compensation and benefits that to which they otherwise would have been entitled. We provide for the partial vesting of RSU's (subject to the satisfaction of performance or market conditions at June 30, 2017) and full vesting of restricted stock awards upon retirement as we believe it runs contrary to the retention and reward of long-term equity and long term equity incentive awards to compel an executive to choose between retirement and the loss of all unvested awards. We differentiate between RSU's (i.e., partial vesting) and restricted stock awards (i.e. full vesting) because of the additional incentive component of the RSU's.

        We provide for accelerated vesting upon a change in control (on a single trigger basis) because, depending on the structure of the transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction. Among other things, it may not be possible to replace these awards with comparable awards of the acquiring company's stock and it would not be fair to our executives to lose the benefit of these awards. In addition, the acceleration of vesting aligns the interests of executives in a potential change in control transaction with those of our stockholders, by motivating them to work towards the completion of the transaction. Because in a change of control it may be impossible to determine whether the market or performance vesting conditions applicable to RSU's are met as of June 30, 2017, we have instead applied a service based measure allowing for partial vesting if the change of control occurs before July 1, 2015 and for full vesting if it occurs after such date.

Chairman of the Board's Compensation

        The compensation and services agreement provides that we pay Fredric H. Gould, the chairman of our board, annual compensation for his services to us. Our chairman does not receive any additional direct compensation from us, other than any long-term equity and long-term equity incentive awards granted to him by our board of directors based upon our compensation committee's recommendation. Our chairman also receives compensation from Majestic. In 2010, we paid our chairman of $250,000 for serving in such capacity. For additional information regarding compensation of our chairman, see "Summary Compensation Table".

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of certain non-cash compensation in excess of $1 million earned by each of the chief executive officer and the four other most highly compensated officers of publicly held companies. In 2010, all compensation paid to our full-time officers was deductible by us. The compensation committee intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable. The compensation committee has not adopted a formal policy that requires all compensation paid to the officers to be fully deductible.

Analysis

  Base Salary and Bonus

        In accordance with the compensation setting process described above, the following base salaries and bonuses were approved as follows for our full-time named executive officers in 2010 and 2009:

Name	2010 Base Salary ($)(1)	2009 Base Salary ($)(1)	Percentage (%) Salary Increase	2010 Bonus ($)(2)		2009 Bonus ($)(4)		Percentage (%) Bonus (Increase)
Patrick J. Callan, Jr.	432,000	416,000	3.8	220,000	(3)	200,000	(3)	10
Lawrence G. Ricketts, Jr.	252,000	240,000	5	35,000		30,000		16.7

(1)
The compensation committee and board of directors determined 2010 base salary in December 2009 and 2009 base salary in December 2008. Messrs. Callan and Ricketts base salary, for 2011, which was determined in December 2010, is $460,000 and $280,000, respectively.

(2)
Reflects the bonuses paid or to be paid in 2011 for services rendered in 2010. These bonuses were recommended by the compensation committee and approved by the board of directors in December 2010.

(3)
Includes a guaranteed minimum annual bonus of $175,000 agreed to at the commencement of his employment.

(4)
Reflects the bonuses paid in 2010 for services rendered in 2009. These bonuses were recommended by the compensation committee and approved by the board of directors in December 2009.

        Based on the individual performance of Messrs. Callan and Ricketts in 2009 and in light of the 14%, 67% and 301% increase in 2009 from 2008 in total revenues, funds from operations and net income, respectively, the compensation committee concluded that an increase in base salary was appropriate but that in light of the recessionary environment and its impact on the commercial real estate market, such increase should be limited. In recommending bonuses for 2010 (which are to be paid in 2011 for services rendered during 2010), the compensation committee viewed as positives the extension of our credit line effective as of March 2010, the 14 properties acquired through mid-December 2010 for an aggregate of approximately $72.3 million, and the approximate 90% increase in our stock price.

        In 2010, the total compensation of Patrick J. Callan, Jr., our president and chief executive officer, was 77.6% greater than the total compensation of Lawrence G. Ricketts, Jr., our executive vice president and chief operating officer. We have not adopted a policy with regard to the relationship of compensation among our executive officers or other employees. Based upon their respective responsibilities and experience, it was concluded that the differential was appropriate.

  Long-term Equity and Equity Incentive Awards

        We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSU's with seven-year cliff vesting, is an appropriate incentive for our officers and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSU's and, therefore our policy is to minimize dilution. In 2010, we did not award any shares of restricted stock to our named executive officers (other than the awards to Messrs. Callan, Fredric H. Gould, Kalish, Ricketts and Lundy of 8,400, 4,700, 4,700, 7,000 and 4,700 shares of restricted stock, respectively, effective as of February 26, 2010, which for financial statements purposes, are considered granted in December 2009 with an aggregate grant date fair value of $245,000), and awarded 132,857 RSU's to our named executive officers with an aggregate grant date fair value of $577,795. In the five years ended

December 31, 2010, we awarded an aggregate of 527,725 shares of common stock (including 200,000 RSU's), representing an average of 0.82% per annum of our outstanding shares of common stock as of the respective year ends. We believe the cumulative effect of the awards is not overly dilutive and has created significant incentives for our officers and employees.

        After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2009, and the performance and responsibilities of each named executive officer, and taking into account our policy of minimizing stockholder dilution, in 2010 we awarded 50,000 RSU's to Patrick J. Callan, Jr., 40,000 RSU's to Lawrence G. Ricketts, Jr., 14,285 RSU's to David W. Kalish and 14,286 RSU's to each of Fredric H. Gould and Mark H. Lundy. In awarding a number of RSU's greater than the number of shares of restricted stock that we have historically awarded, we took into account the longer vesting period for RSU's and the requirement that specified performance or market conditions be satisfied for shares to be issued to these officers.

        We intend to continue to award restricted stock as we believe (i) restricted stock awards align management's interests and goals with stockholders' interests and goals and (ii) officers and employees are more desirous of participating in a restricted stock award program and, therefore, it is an excellent motivator and employee retention tool. We have not made any determination as to whether we will award any RSU's or stock options in the future.

  Equity Compensation Policies

        We do not have any policy regarding ownership requirements for officers or directors. In view of the fact that all of our officers and directors own our shares of common stock (and many of our officers hold a significant number of shares of our common stock), we do not believe there is a need to adopt of a policy regarding ownership of shares of our common stock by our officers and directors.

  Perquisites

        The perquisites we provide to our full-time officers account represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

  Employment and Severance Agreements

        We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.

  Post-Employment Benefit Programs

        The following table sets forth the value (based on our stock price of $16.70 per share as of December 31, 2010) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2010:

	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSU's ($)(2)	Restricted Stock ($)	RSU's ($)
Patrick J. Callan, Jr.	607,880	59,643	607,880	99,604
David W. Kalish.	340,680	17,040	340,680	28,457
Fredric H. Gould	340,680	17,041	340,680	28,459
Lawrence G. Ricketts, Jr.	501,000	47,714	501,000	79,683
Mark H. Lundy	340,680	17,041	340,680	28,459

(1)
Of the named executive officers, only the restricted stock and RSU's owned by Fredric H. Gould would vest upon retirement as of December 31, 2010; the market value of his restricted stock awards and RSU's would be $83,750 and $17,041, respectively.

(2)
Assumes that the maximum level of market and performance conditions would be achieved at June 30, 2017. See "Executive Compensation—Components of Executive Compensation—Employment and Severance Agreements; Post-Employment Benefits; Change of Control" and "Grant of Plan Based Awards During 2010".

COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION

        The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis, set forth herein, and discussed it with management, and based on such review and discussions, recommends to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      Respectfully submitted,

                      Eugene I. Zuriff
                      J. Robert Lovejoy
                      James J. Burns

 SUMMARY COMPENSATION TABLE

        The following table lists the annual compensation for 2010, 2009, and 2008 of our CEO, CFO, and our three other named executive officers in 2010 (certain amounts for 2009 and 2008 have been reclassified to conform to the 2010 presentation):

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards($)(1)	All Other Compensation ($)(2)		Total($)
Patrick J. Callan, Jr.	2010	432,000	220,000	(4)	217,450	108,098	(5)	957,548
President and Chief Executive	2009	416,000	200,000	(4)	145,596	84,993		826,589
Officer(3)	2008	400,000	180,000	(4)	105,000	83,383		798,383
David W. Kalish	2010	—	—		62,125	49,542	(7)	111,667
Senior Vice President and	2009	—	—		84,448	59,141		143,589
Chief Financial Officer(6)	2008	—	—		52,500	76,847		129,347
Fredric H. Gould	2010	250,000	—		62,130	33,882	(8)	346,012
Chairman of the Board(6)	2009	250,000	—		84,448	54,003		388,451
	2008	250,000	—		52,500	126,887		429,387
Lawrence G. Ricketts, Jr.	2010	252,000	35,000	(11)	173,960	83,238	(9)	539,198
Executive Vice President and	2009	240,000	30,000	(11)	122,490	62,149		454,639
Chief Operating Officer(3)	2008	230,000	30,000	(11)	87,500	62,355		414,855
Mark H. Lundy	2010	—	—		62,130	59,742	(10)	121,872
Senior Vice President and	2009	—	—		77,488	77,440		154,928
Secretary(6)	2008	—	—		52,500	99,087		151,587

(1)
Reflects, for 2010, the aggregate grant date fair value of the RSU's, and for 2009 and 2008, the grant date fair value of restricted stock awards, in each case calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that we expect to expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense and do not correspond to the actual value that will be realized by the named executives. Grant date fair values assumptions are consistent with those disclosed in Note 10—Stock Based Compensation, in the consolidated financial statements included in our 2010 Annual Report on Form 10-K. For 2010, the maximum values of the portion of the RSU's subject to issuance upon satisfaction of our average annual return on capital criteria would be $389,000, $111,137, $111,145, $311,200 and $111,145, for Messrs. Callan, Kalish, F. Gould, Ricketts and Lundy, respectively. See "Grant of Plan—Based Awards During 2010".

(2)
Majestic Property Management Corp., an affiliate, provided services to us and to other affiliated and non-affiliated entities. We accounted for approximately 48% of Majestic's revenues in 2010. We have included in the "All Other Compensation" column for Fredric H. Gould, David W. Kalish and Mark H. Lundy 48% of the compensation each received from Majestic in 2010. See "Certain Relationship and Related Transactions" for additional information.

(3)
All compensation received by Patrick J. Callan, Jr. and Lawrence J. Ricketts, Jr. is paid solely and directly by us.

(4)
Includes a guaranteed minimum annual bonus of $175,000. Reflects bonuses paid or to be paid in 2011, 2010 and 2009 for services rendered in 2010, 2009 and 2008, respectively.

(5)
Includes $36,750 of contributions to our defined contribution plan, dividends of $45,072 on his unvested restricted stock and perquisites aggregating $26,276, of which $20,351 represents an automobile allowance and related maintenance and repairs and $5,925 represents the annual premiums for additional disability insurance.

(6)
We did not pay, nor were we allocated, any portion of such person's base salary, bonus, defined contribution plan payments or perquisites in 2010, 2009 or 2008.

(7)
Includes dividends of $26,082 on his unvested restricted stock awards and compensation of $23,460 paid to him by Majestic, which represents 48% of the total amount ($48,875) paid him by Majestic. See footnote 2 above and "Certain Relationships and Related Transactions."

(8)
Includes dividends of $26,082 on his unvested restricted stock awards, and compensation of $7,800 paid to him by Majestic, which represents 48% of the total amount paid him ($16,250) by Majestic. See footnote 2 above and "Certain Relationships and Related Transactions."

(9)
Includes dividends of $37,350 on his unvested restricted stock awards, our contribution of $36,750 to our defined contribution plan, and perquisites of $9,138, representing an automobile allowance.

(10)
Includes dividends of $26,082 on his unvested restricted stock awards and compensation of $33,660 paid to him by Majestic, which represents 48% of the total amount ($70,125) paid him by Majestic. See footnote 2 above and "Certain Relationships and Related Transactions."

(11)
Reflects the bonuses paid or to be paid in 2011, 2010 and 2009 for services rendered in 2010, 2009 and 2008, respectively.

GRANT OF PLAN-BASED AWARDS DURING 2010

        All of the awards included in the table below reflect RSU's issued pursuant to our 2009 Incentive Plan. There are two components to our RSU's: an RSU—Total Stockholder Return ("RSU—TSR") and an RSU—Return on Capital ("RSU—ROC"). The RSU's are not entitled to vote or to dividends until the underlying shares are issued.

        The RSU—TSR awards represent shares that vest and are issued on June 30, 2017 if the average annual total stockholder return (including dividends) on our common stock from July 1, 2010 through June 30, 2017 exceeds a specified percentage. If our average annual total stockholder return equals or exceeds 13%, the maximum number of shares subject to such RSU vests (such sum is reported under the maximum column) and if it equals or is less than 10.25%, no shares vest. If the average annual stockholder return is more than 10.25% and less than 13%, a pro rata number of shares vest.

        The RSU—ROC awards represent shares that vest and are issued on June 30, 2017 if our average annual return on capital (as explained below) from July 1, 2010 through June 30, 2017 exceeds a specified percentage. If our average annual return on capital exceeds 10%, the maximum number of shares subject to such award vests (such sum is reported under the maximum column) and if it is equal to or less than 8%, no shares vest. If our average annual return on capital exceeds 8% but is less than 10%, a pro rata number of shares vest.

        Return on capital is based upon adjusted funds from operations ("AFFO"). AFFO means funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles. Capital is defined as stockholders' equity, plus depreciation and amortization, adjusted for intangibles.

	Estimated Future Payouts Under Equity Incentive Plan Awards
				Grant Date Fair Value of Stock Awards($)
Name	Grant Date	Grant Type	Maximum (#)(1)
Patrick J. Callan, Jr.	9/14/2010	RSU—TSR	25,000	198,000
	9/14/2010	RSU—ROC	25,000	19,450
David W. Kalish	9/14/2010	RSU—TSR	7,143	56,569
	9/14/2010	RSU—ROC	7,142	5,557
Fredric H. Gould	9/14/2010	RSU—TSR	7,143	56,573
	9/14/2010	RSU—ROC	7,143	5,557
Lawrence G. Ricketts, Jr.	9/14/2010	RSU—TSR	20,000	158,400
	9/14/2010	RSU—ROC	20,000	15,560
Mark H. Lundy	9/14/2010	RSU—TSR	7,143	56,573
	9/14/2010	RSU—ROC	7,143	5,557

(1)
If the minimum level of conditions for which the RSU's vest is achieved at June 30, 2017, at least two shares will be issued to each of these officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table provides information as of December 31, 2010 about the outstanding equity awards held by our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(7)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(2)
Patrick J. Callan, Jr.	36,400	(4)	607,880	50,000	835,000
David W. Kalish	20,400	(5)	340,680	14,285	238,559
Fredric H. Gould	20,400	(5)	340,680	14,286	238,576
Lawrence G. Ricketts, Jr.	30,000	(6)	501,000	40,000	668,000
Mark H. Lundy	20,400	(5)	340,680	14,286	238,576

(1)
Reflects the number of shares of restricted stock that have not vested.

(2)
The market value represents the product of the closing price of our common stock as of December 31, 2010, which was $16.70, multiplied by the number of shares subject to or underlying such award.

(3)
Reflects the number of RSU's that have not vested.

(4)
With respect to this individual, 5,000 shares of restricted stock vest in each of February 2011 and 2012, 6,000 shares of restricted stock vest in February 2013, 12,000 shares of restricted stock vest in February 2014 and 8,400 shares of restricted stock vest in February 2015.

(5)
With respect to this individual, 3,000 shares of restricted stock vest in each of February 2011, 2012 and 2013, 6,700 shares of restricted stock vest in January 2014 and 4,700 shares of restrict stock vest in February 2015.

(6)
With respect to this individual, 4,000 shares of restricted stock vests in each of February 2011 and 2012, 5,000 shares of restricted stock vest in February 2013, 10,000 shares of restricted stock vest in January 2014 and 7,000 shares of restricted stock vest in February 2015.

(7)
These shares vest on June 30, 2017 if, and to the extent, the applicable performance or market conditions are satisfied. Assumes that all of the RSU's vest.

        None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth shares of restricted common stock which vested in 2010:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Patrick J. Callan, Jr.	1,000	18,460
Fredric H. Gould	3,300	60,918
David W. Kalish	3,300	60,918
Lawrence G. Ricketts, Jr.	1,500	27,690
Mark H. Lundy	3,300	60,918

(1)
These restricted shares were awarded in 2005.

(2)
This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock of $18.46 on the vesting date by the number of shares that vested.

        None of the named executive officers had any stock options outstanding in 2010 nor did any of their RSU's vest.

Pension Benefits

        Since the only pension benefit plan we maintain is a tax qualified defined contribution plan, a Pension Benefits Table is not provided. Contributions to the defined contribution plan for Patrick J. Callan, Jr. and Lawrence G. Ricketts, Jr. is included in the Summary Compensation Table. In 2010, 2009 and 2008, we neither paid nor were allocated any contribution to a defined contribution plan for the benefit of Fredric H. Gould, David W. Kalish or Matthew J. Gould.

        We have adopted a tax qualified defined contribution pension plan covering all our full-time employees. The plan is administered by Fredric H. Gould, Simeon Brinberg and David W. Kalish (Simeon Brinberg and David W. Kalish are non-director officers). Annual contributions are based on 15% of an employee's annual earnings (including any cash bonus), not to exceed, pursuant to IRS limitations, $36,750 per employee in 2010. Partial vesting commences two years after employment, increasing annually until full vesting is achieved at the completion of six years of employment. The method of payment of benefits to participants upon retirement is determined solely by the participant, who may elect a lump sum payment or the purchase of an annuity, the amount of which is based on the amount of contributions and the results of the plan's investments. For the year ended December 31, 2010, $36,750 was contributed for the benefit of Patrick J. Callan, Jr., with five years of credited service and $36,750 was contributed for the benefit of Lawrence G. Ricketts, Jr. with twelve years of credited service. The aggregate amount accumulated to date for Patrick J. Callan, Jr. and Lawrence G. Ricketts, Jr. is approximately $181,000 and $297,000, respectively.

Non-Qualified Deferred Compensation

        We do not provide any non-qualified deferred compensation to our executive officers.

Equity Compensation Plan Information

        The following table provides information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under our 2009 Stock Incentive Plan as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(3)
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	200,000	(2)	—	257,010
Equity compensation plans not approved by security holders	—		—	—

Total	200,000		—	257,010

(1)
Our 2009 Stock Incentive Plan, which was approved by our stockholders in June 2009, is our only equity compensation plan under which equity compensation currently may be awarded. This Plan permits us to grant stock options, restricted stock and performance based awards to our employees, officers, directors and consultants. There are no options outstanding under our 2009 Stock Incentive Plan.

(2)
Represents an aggregate of up to 200,000 shares of common stock issuable pursuant to RSU's. The shares vest on June 30, 2017 if and to the extent specified performance or market conditions are satisfied, assuming continued employment. See "Grant of Plan Based Awards During 2010".

(3)
Does not give effect to 74,040 restricted stock awards granted effective January 15, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

        Fredric H. Gould, chairman of our board of directors, is chairman of the board of trustees of BRT Realty Trust, a REIT engaged in mortgage lending. He is also the chairman of the board of directors and sole stockholder of the managing general partner of Gould Investors L.P. and sole member of a limited liability company which is also a general partner of Gould Investors L.P. Gould Investors L.P. owns approximately 11.7% of our outstanding shares of common stock. Matthew J. Gould, a director and officer of our company, is a senior vice president of BRT Realty Trust and president of the managing general partner of Gould Investors L.P. Jeffrey A. Gould, a director and officer of our company, is president and chief executive officer of BRT Realty Trust and a senior vice president of the managing general partner of Gould Investors L.P. Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Simeon Brinberg and Israel Rosenzweig, each of whom is an officer of our company, are officers of BRT Realty Trust and of the managing general partner of Gould Investors L.P. Mark H. Lundy is Simeon Brinberg's son-in-law.

Related Party Transactions

        In 2006, in connection with a review of our allocation policy and procedures under a shared services agreement and our related party transactions with affiliated entities, our audit committee recommended to the compensation committee and our board of directors a change in the manner in which compensation is paid to our part-time officers and employees. The audit committee proposed and, after discussions with our part-time officers, compensation committee and board of directors authorized and approved a compensation and services agreement between us and Majestic, which became effective as of January 1, 2007. Pursuant to the compensation and services agreement, we agreed to pay an annual fee to Majestic and annual compensation to the chairman of our board, and Majestic agreed to assume all of our obligations under a shared services agreement, and to provide to us the services of all affiliated executive, administrative, legal, accounting and clerical personnel that we had previously utilized on a part-time basis, as well as property management services, property acquisition, sales and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid a fee of $2,225,000 to Majestic in 2010 for the provision of the referenced services, of which $12,000 was paid by one of our joint ventures. Majestic is wholly owned by the chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.

        In 2010 we also paid, under the compensation and services agreement, compensation of $250,000 to our chairman and $175,000 to Majestic as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies. Our full-time and part-time officers and employees occupy space in an office building owned by a subsidiary of Gould Investors L.P. The rent expense for this space is included in the $175,000 expenditure. We also lease under a direct lease with the subsidiary of Gould Investors L.P. approximately 1,200 square feet of additional space in the same office building at an annual rent of $45,000, which, at the time the lease was signed, was a competitive rent for comparable office space in the area in which the building is located.

        The amount paid by us and our joint venture to Majestic in 2010 pursuant to the compensation and services agreement represented approximately 48% of the revenues of Majestic in 2010. Majestic provides property management services, property acquisition, sales and lease consulting and brokerage services, consulting services in respect to mortgage financings, and construction supervisory services for affiliated and non-affiliated entities. In 2010, the following officers of ours (some of whom are also officers of Majestic and other affiliated companies, which account for a portion of Majestic's revenue) received the following compensation from Majestic: Fredric H. Gould, $16,250; Matthew J. Gould, $80,750; David W. Kalish, $48,875; Jeffrey A. Gould, $138,875; Simeon Brinberg, $53,950; Mark H. Lundy, $70,125 and Israel Rosenzweig, $40,375. A portion of the compensation received by these individuals from Majestic results from services performed and fees earned by Majestic from entities (both affiliated and non-affiliated) other than us. Fredric H. Gould, Matthew J. Gould, David W. Kalish, Jeffrey A. Gould, Simeon Brinberg, Mark H. Lundy and Israel Rosenzweig also received compensation in 2010 from other parties to the shared services agreement, including BRT Realty Trust, and Gould Investors L.P., as well as other entities wholly owned by Fredric H. Gould, none of which provided services to us in 2010.

        During 2010, we incurred $553,000 of non-cash charges with respect to restricted stock and RSU's held by our part time executive officers and employees who are also compensated by Majestic or its affiliated entities.

Policies and Procedures

        Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our amended and restated code of business conduct and ethics, in the "Conflicts of Interest" section, provides that we may enter into a contract or transaction with an affiliated entity provided that any such transaction is approved by our audit committee which is satisfied that the fees, charges and other payments made to the affiliated entities are reasonable considering all circumstances. The term "affiliated entities" is defined in the code as all parties to the shared services agreement and other entities in which officers and directors have an interest.

        If a related party transaction is entered into, our audit committee is advised of such transaction and reviews the facts of the transaction and either approves or disapproves the transaction. If a transaction relates to a member of our audit committee, such member will not participate in the audit committee's deliberations. If our audit committee approves or ratifies a related party transaction, it will present the facts of the transaction to our board of directors and recommend that our board of directors approve or ratify such related party transaction. The effect of any such transaction on the independence of any independent director must also be reviewed. Our board of directors then reviews the transaction and a majority of our board of directors, including a majority of our independent directors, must approve/ratify or disapprove such related party transaction. If a transaction relates to a member of our board of directors, such member will not participate in the board's deliberations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than 10% of our issued and outstanding capital stock, file Initial Reports of Ownership and Reports of Changes in Ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. We prepare and file the requisite forms on behalf of our executive officers and directors.

        Based on a review of information supplied to us by our executive officers and directors, and public filings made by any 10% beneficial owners, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners with respect to 2010 were met other than with respect to one report disclosing one transaction that Ms. Dunleavy did not file on a timely basis.

ADDITIONAL INFORMATION

        As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. If any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

Great Neck, NY May 2, 2011	By order of the Board of Directors Mark H. Lundy, Secretary

14475 ONE LIBERTY PROPERTIES, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 14, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints SIMEON BRINBERG AND MARK H. LUNDY, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock, $1.00 par value per share, of One Liberty Properties, Inc. held of record by the undersigned on April 15, 2011 at the Annual Meeting of Stockholders to be held on June 14, 2011 or any adjournments thereof. (TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF ONE LIBERTY PROPERTIES, INC. June 14, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.onelibertyproperties.com/investor_relations Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of four Directors: O Charles Biederman O James J. Burns O Patrick J. Callan, Jr. O Louis P. Karol 2. To approve, by non-binding vote, executive compensation. 3. To recommend, by non-binding vote, the frequency of executive compensation votes. 4. Appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2011. 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 4 and for 3 years with respect to proposal 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies cannot vote your shares of common stock unless you sign and return this card. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20430403000000000000 4 061411 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of four Directors: O Charles Biederman O James J. Burns O Patrick J. Callan, Jr. O Louis P. Karol 2. To approve, by non-binding vote, executive compensation. 3. To recommend, by non-binding vote, the frequency of executive compensation votes. 4. Appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2011. 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 4 and for 3 years with respect to proposal 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies cannot vote your shares of common stock unless you sign and return this card. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF ONE LIBERTY PROPERTIES, INC. June 14, 2011 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20430403000000000000 4 061411 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.onelibertyproperties.com/investor_relations INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN